EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
XM Satellite Radio Holdings Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 33-72852, 33-34250, 33-91714, 333-30099, 333-40566, 333-42104, 333-53253,
333-71423,  333-81459, 333-84391, and 333-88807) on Forms S-3 and S-8 of Motient
Corporation of our report dated February 9, 2001, with respect to the consolidated balance sheets of XM Satellite Holdings Inc. and subsidiaries (a development stage company) as of December 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000 and for the period from December 15, 1992 (date of inception) to December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Motient Corporation.

Our report, dated February 9, 2001, contains an explanatory paragraph that states that the Company has not commenced operations and is dependent upon additional debt or equity financings, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                     /s/KPMG LLP


McLean, Virginia
March 30, 2001